UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.   )
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BELLSOUTH CORPORATION

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March 10, 2006
Dear Shareholders,
The enclosed documents give you an opportunity to vote on matters of importance to BellSouth, provide a summary of BellSouth’s financial and operational results for 2005 and reflect upon the continuous transition occurring in the communications industry. As part of this continuum of change, on March 5, 2006, BellSouth and AT&T announced that they had signed a definitive merger agreement. You will be given an opportunity to vote on this proposed merger at a special shareholders’ meeting that will be held later this year. We expect the transaction to close within approximately 12 months, once shareholder and governmental approvals are obtained.
As a result of the transaction, BellSouth will merge into, and become a wholly-owned subsidiary of, AT&T. In the merger, BellSouth shareholders will receive 1.325 shares of AT&T common stock for each BellSouth share that they hold. Based on AT&T’s stock price at the close of trading on March 3, 2006, this exchange ratio is valued at $37.08 per share of BellSouth common stock. This represents a 17.9% premium over BellSouth’s closing stock price on March 3rd. The merger is also expected to result in an increased dividend for BellSouth shareholders after the closing. Each share of BellSouth stock, which currently pays an annual dividend of $1.16, will first be converted to 1.325 shares of AT&T stock. Since AT&T’s current annual dividend is $1.33, the dividend received on a share held today will effectively increase 52% to $1.76 post-merger.
I firmly believe that this merger represents the right opportunity for BellSouth, our shareholders, our customers and our employees. We will be able to better respond to the myriad of competitive forces in our industry and capitalize on the opportunities for growth in today’s communications marketplace.
We have proven, through our existing joint ventures with AT&T — Cingular Wireless and YellowPages.com — that partnering to pursue key growth areas facilitates cost-efficiencies and helps mitigate financial risks. This merger will take these existing partnerships to the next level by simplifying the management structure and generating operating efficiencies. Also, the expanded scale and scope of our post-merger wireline business will be particularly beneficial as we pursue opportunities in the broadband and enterprise markets.
We are combining two well-respected companies with complementary assets and a common heritage. The transaction will allow us to build on the past successes of both companies in providing superior customer service and in conducting our businesses with integrity. The merger will also position us for the long-term by leveraging the talents and assets of both companies to create the innovative products and services that will set the standard for communications for years to come.
We will be sending you additional information relating to the proposed merger later. In the meantime if you have questions regarding this merger, call 1-866-337-6288, access our Web site at www.bellsouth.com/investor, or write the Bell South Investor Relations group at 1155 Peachtree Street, Room 14B06, Atlanta, Georgia 30309-3610.
Duane Ackerman
Chairman and Chief Executive Officer

We have included or incorporated by reference in this document forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties, and actual results might differ materially from these statements . Such statements include, but are not limited to, statements about the benefits of the merger, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the management of AT&T Inc. and BellSouth Corporation and are subject to significant risks and uncertainties and outside of our control.
The following factors, among others, could cause actual results to differ from those described in the forward-looking statements in this document: the ability to obtain governmental approvals of the merger on the proposed terms and schedule; the failure of AT&T shareholders to approve the issuance of AT&T common shares or the failure of BellSouth shareholders to approve the merger; the risk that the businesses of AT&T and BellSouth will not be integrated successfully or as quickly as expected; the risk that the cost savings and any other synergies from the merger, including any savings and other synergies relating to the resulting sole ownership of Cingular Wireless LLC may not be fully realized or may take longer to realize than expected; disruption from the merger making it more difficult to maintain relationships with customers, employees or suppliers; and competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that may affect future results are contained in AT&T’s, BellSouth’s, and Cingular Wireless LLC’s filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s Web site (http://www.sec.gov). Neither AT&T nor BellSouth is under any obligation, and each expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.
NOTE: In connection with the proposed merger, AT&T intends to file a registration statement on Form S-4, including a joint proxy statement of AT&T and BellSouth, and AT&T and BellSouth will file other materials with the Securities and Exchange Commission (the “SEC”). Investors are urged to read the registration statement , including the joint proxy statement (and all amendments and supplements to it) and other materials when they become available because they contain important information. Investors will be able to obtain free copies of the registration and joint proxy statement, when they becomes available, as well as other filings containing information about AT&T and BellSouth, without charge, at the SEC’s Web site (www.sec.gov). Copies of AT&T’s filings may also be obtained for free from AT&T at AT&T’s Web site (www.att.com) or by directing a request to AT&T Inc. Stockholder Services, 175 E. Houston, San Antonio, Texas 78205. Copies of BellSouth’s filings may be obtained without charge from BellSouth at BellSouth’s Web site (www.bellsouth.com) or by directing a request to BellSouth at Investor Relations, 1155 Peachtree Street, Atlanta, Georgia 30309.
AT&T, BellSouth and their respective directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies in respect of the proposed merger. Information regarding AT&T’s directors and executive officers is available in AT&T’s 2005 Annual Report on Form 10-K filed with the SEC on March 1, 2006 and AT&T’s preliminary proxy statement for its 2006 annual meeting of stockholders, filed with the SEC on February 10, 2006, and information regarding BellSouth’s directors and executive officers is available in BellSouth’s 2005 Annual Report on Form 10-K filed with the SEC on February 28, 2006 and BellSouth’s proxy statement for its 2006 annual meeting of shareholders, filed with the SEC on March 3, 2006. Additional information regarding the interests of such potential participants will be included in the registration and joint proxy statement, and the other relevant documents filed with the SEC when they become available.

Questions and Answers Regarding AT&T / BellSouth Merger
Ql: Why are BellSouth and AT&T planning to merge?
A1 : BellSouth believes that this merger represents the right opportunity for the Company, our shareholders, our customers and our employees. It will create one of the largest providers of communications services in the world, and will allow us to better respond to competitive forces in our industry and pursue growth opportunities.
Q2: What are the terms of the merger?
A2: In the merger, shareholders of BellSouth will receive 1.325 shares of AT&T common stock for each common share of BellSouth. Based on AT&T’s closing stock price on March 3, 2006 (the last trading day before the announcement of the transaction), this exchange ratio equals $37.08 per BellSouth common share. This price per share represents a 17.9 percent premium over BellSouth’s closing stock price on March 3, 2006.
Q3: What approval is required and how long will it take for the merger to close?
A3: The merger is subject to customary closing conditions, and approval by the shareholders of both companies and applicable governmental authorities. We anticipate that the merger will close within approximately 12 months, subject to these shareholder and governmental approvals.
Q4: When will shareholders have an opportunity to vote on the proposed merger?
A4: BellSouth will hold a special shareholders’ meeting later this year to obtain approval for the transaction. BellSouth shareholders will be provided with a packet of information, including a proxy statement and notification of the time and place of the meeting, prior to that special meeting.
Q5: What will happen to my BellSouth shares after the merger is approved and what action must I take now?
A5: After the merger is approved and closed, each outstanding share of BellSouth common stock will be exchanged for 1.325 shares of AT&T stock. All BellSouth shareholders will, therefore, become shareholders of AT&T. No action is required by you at this time. Following the closing, you will receive instructions from AT&T.
Q6: What will happen to my BellSouth dividends?
A6: BellSouth will continue to pay quarterly dividends declared by BellSouth’s Board of Directors until the merger with AT&T is closed.
The merger is expected to result in an increased dividend for BellSouth’s shareholders following the transaction. At closing, each share of BellSouth stock, which currently pays an annual dividend of $1.16, will be converted into 1.325 shares of AT&T stock. Since AT&T’s current annual dividend is $1.33, the dividend received on a share of BellSouth stock held today will effectively increase 52% to $1.76 post-merger. ($1.33 annual dividend per share x 1.325 shares = $1.76 annual dividend) All dividends are subject to the discretion of the Board of Directors.
Q7: Who do I contact if I have questions or need information regarding this merger?
A7 : Visit BellSouth’s Web site at www.bellsouth.com/investor for information and updates regarding the proposed merger. You can also call us at 1-866-337-6288, or write us at BellSouth Investor Relations at 1155 Peachtree Street, Room 14B06, Atlanta, Georgia 30309-3610.